Exhibit A
DISSIDENT PROXY CIRCULAR
TO BE USED IN CONNECTION WITH THE MEETING
OF HOLDERS OF COMMON SHARES OF
HELIX BIOPHARMA CORP.
(“HELIX” OR THE “COMPANY”)
TO BE HELD ON JANUARY 30, 2012
FOR THE SOLICITATION OF PROXIES
BY AND ON BEHALF OF
THE CONCERNED SHAREHOLDERS
This proxy circular solicits the Concerned Shareholder YELLOW proxies opposed to those solicited by the management of Helix BioPharma Corp. Please follow the instructions set forth under “General Proxy Information” in this Circular on how to deposit a YELLOW proxy. The Concerned Shareholders urge you to disregard any management form of proxy received.
THE CONCERNED SHAREHOLDERS RECOMMEND VOTING ONLY THE YELLOW PROXY:
FOR Fixing the number of directors at five (5)
FOR The election of the Concerned Shareholder Nominees to the Helix board
FOR The appointment of KPMG LLP, Chartered Accountants
IN ORDER TO BE DEPOSITED WITH HELIX’S REGISTRAR AND TRANSFER AGENT IN TIME TO BE USED AT THE MEETING, YOUR YELLOW PROXY MUST BE RECEIVED BY PHOENIX ADVISORY PARTNERS PRIOR TO 5:00 P.M. (EASTERN TIME) ON WEDNESDAY, JANUARY 25th, 2012
EVEN IF YOU HAVE ALREADY VOTED USING A MANAGEMENT FORM OF PROXY, YOU MAY CHANGE YOUR VOTE BY COMPLETING AND SUBMITTING A YELLOW CONCERNED SHAREHOLDER PROXY. A LATER DATED YELLOW PROXY AUTOMATICALLY REVOKES ANY PREVIOUSLY SUBMITTED PROXY.
If you have any questions or require assistance in completing or returning the enclosed YELLOW form of proxy, please call:
Phoenix Advisory Partners
North American Toll Free Number:
1-800-254-9280
Outside North America:
Please email inquiries@phoenixadvisorypartners.com or
Call Collect: 647-351-3085 x229
January 13, 2012
YOUR VOTE IS EXTREMELY IMPORTANT — PLEASE VOTE YOUR YELLOW PROXY TODAY

VOTE FOR REAL AND MEANINGFUL CHANGE
WE URGE YOU TO DISREGARD ANY PROXY SENT TO YOU BY
HELIX’S MANAGEMENT. EVEN IF YOU HAVE VOTED A MANAGEMENT PROXY, YOU HAVE
THE RIGHT TO CHANGE YOUR VOTE.
A LATER DATED YELLOW PROXY AUTOMATICALLY REVOKES ANY PREVIOUSLY
SUBMITTED PROXY.
PROXIES MUST BE RECEIVED NO LATER THAN WEDNESDAY, JANUARY 25th, 2012 AT 5:00 P.M.
(EASTERN TIME). PLEASE ENSURE THAT YOU SIGN AND DATE YOUR PROXY.
If you have any questions or require any assistance in executing your proxy, please call Phoenix
Advisory Partners at:
North American Toll Free Number:
1-800-254-9280
Outside North America:
Please email inquiries@phoenixadvisorypartners.com or
Call Collect: 647-351-3085 x229
North American Toll Free Facsimile: 1-888-509-5907
YOUR VOTE IS EXTREMELY IMPORTANT — PLEASE VOTE YOUR YELLOW PROXY TODAY

January 13, 2012
Dear Fellow Helix Shareholder:
I am writing on behalf of the Concerned Shareholders (as defined in the accompanying dissident proxy circular) to ask for your support at the annual meeting of Helix BioPharma Corp. (“Helix”) scheduled to be held on January 30, 2012 in Richmond Hill, Ontario, Canada. The time has come for real and meaningful change in the oversight and management of our company. The Concerned Shareholders believe that the priorities of the current board of directors (the “Current Board”) of Helix are not to create value on a reasonable timeframe and serve the best interests of all of the shareholders of Helix (the “Shareholders”). The Concerned Shareholders believe passionately that a bright future for Helix can be achieved under the qualified, independent and motivated leadership of the Concerned Shareholder Nominees (as defined below) who are better aligned with the Shareholders’ interests.
The Concerned Shareholders continue to be enthusiastic about the research being carried out by Helix and the opportunities for Helix’s product development portfolio. However, we have lost confidence in the ability of the Current Board to protect Shareholders’ investment in Helix and fear that any actions or further transactions negotiated by members of the Current Board will continue to lack focus and serve only to prolong or entrench the Current Board’s and management’s position, rather than to support and steward the strategic development and growth of Helix in a reasonable timeframe.
We, the Concerned Shareholders, are not trying to acquire control of Helix. The Concerned Shareholders and the Shareholders who support the Concerned Shareholders already have a significant majority stake in Helix. We only wish to put nominees on the board of directors of Helix who are better aligned with the Shareholders’ interests and are sufficiently independent of management so that they are more motivated to pursue a strategic vision on a reasonable timeline and with financial accountability. We have no intention to significantly change the strategy or direction of Helix and have no arrangements with the Concerned Shareholder Nominees about the future strategy of Helix that would take Helix in a different direction strategically. The strategy will be the same or substantially similar to that which has been publicly disclosed by Helix already. The change we are seeking, for the benefit of all Shareholders, will be in oversight, management and execution of the strategy with financial accountability. Our belief is that the Concerned Shareholder Nominees will rejuvenate the board of directors of Helix and provide invaluable independent oversight regarding the future development and success of Helix which is better aligned with the Shareholders’ interests. The Concerned Shareholder Nominees have the relevant experience and expertise in the biopharmaceutical and life sciences industries, public companies, corporate development, corporate governance, capital markets and other matters that are critical for Helix to realize its full potential on a reasonable timeline. Our nominees possess the perspective and independent motivation to maximize long-term shareholder value for the benefit of all Shareholders and, if elected, will work to pursue the execution of the strategic plan that is in the best interests of Helix and its Shareholders.
Our concerns with the Current Board and our proposal for change already has the support of other Shareholders who, together with the shares held by the Concerned Shareholders, represent approximately 50% of the issued and outstanding shares of Helix. Notwithstanding this tremendous support, we encourage and invite all Shareholders to vote for our nominees to ensure real change is implemented.
This letter forms part of a dissident proxy circular for the upcoming annual Shareholders’ meeting. If you have been frustrated with how Helix has been managed under the Current Board and are concerned about the future of Helix, we encourage you to read the enclosed dissident proxy circular. The facts speak for themselves. In making your decision, we ask you to consider the significant points made below and elsewhere in the dissident proxy circular and to consider the overriding question: In light of recent events, can you trust members of the Current Board to protect your interests? Or are you voting for a real and meaningful change?
YOUR VOTE IS EXTREMELY IMPORTANT — PLEASE VOTE YOUR YELLOW PROXY TODAY

Over the course of the past five months, the Concerned Shareholders have made repeated efforts to rejuvenate the board of directors of Helix with an incremental change of three independent nominees which would enhance the strategic and governance skill set of the board of directors of Helix. These improvements have been resisted by the Current Board in their dismissal of the concerns raised by Zbigniew Lobacz in his Shareholder proposal (the “Proposal”) submitted to Helix on August 3, 2011 for consideration at Helix’s 2011 annual meeting of Shareholders. Members of the Current Board indicated to the Concerned Shareholders in early October that it would not support the recommended changes to the board, notwithstanding that the Proposal was submitted by a Shareholder with a significant investment. Similarly, the Current Board was dismissive of the subsequent requisition by the Concerned Shareholders on October 17, 2011 for a meeting of Shareholders to consider the election of the directors in the Proposal. Inexplicably, the Current Board chose to focus on what the Concerned Shareholders view as defensive tactics such as allegations of wrongdoing and conspiracy and engaged several additional advisors to assist in these tactics. In the view of Concerned Shareholders, the Current Board took steps to protect management and to entrench themselves on the board instead of listening to valid issues raised by the Concerned Shareholders and their supporters and agreeing to incremental changes to the board of directors which would not trigger a change of control or result in extraordinary expenditures by Helix.
The Current Board’s unwillingness to listen to valid concerns raised by a significant Shareholder group and to make incremental changes to the board has forced the Concerned Shareholders to solicit the support of all Shareholders to implement critical change of the entire board of directors.
The Concerned Shareholders say “TOO MUCH TIME AND CAPITAL HAVE BEEN WASTED; THE TIME HAS COME FOR REAL AND MEANINGFUL CHANGE”.
The Concerned Shareholders Nominees
The Concerned Shareholder Nominees offer Shareholders an opportunity for real and meaningful change and have the experience, expertise, perspective and independent motivation to MAXIMIZE Helix’s true potential value.
William B. White, Robert Verhagen, Mario Gobbo, Marek Orlowski and Sebastian Szachowicz (collectively, the “Concerned Shareholder Nominees”) have a broad range of experience and expertise in the biopharmaceutical and life sciences industry, public companies, corporate governance, corporate finance, capital markets, mergers and acquisitions and other matters that are critical in ensuring that Helix has the necessary leadership to steward and support the strategic development and growth of Helix. Please refer to their credentials in the attached circular. You will see that the Concerned Shareholder Nominees have a track record of creating shareholder value and protecting stakeholders’ interests. The Concerned Shareholders believe that, once elected, the Concerned Shareholder Nominees will be catalysts in reversing the current negative path of Helix and will be in a position to create value for all Shareholders.
The Concerned Shareholders’ Proposed Plan for Helix
The Concerned Shareholders have had discussions with the Concerned Shareholder Nominees about Helix’s current situation and their willingness to put their names forward as nominees. In the course of those discussions, the plan of the Concerned Shareholder Nominees, if elected, is to undertake a full review of the management, operations, prospects and financial condition of Helix and then immediately launch into execution on the high priority items to appropriately address the delays and challenges created by the Current Board. We anticipate there will be a role for members of current management who are committed to the same vision of science research and execution on development on a reasonable timeline and with financial accountability which is in line with the interests of Shareholders and look forward to having discussions with management. There will be exceptional opportunities for those who understand that vision. The Concerned Shareholder Nominees have indicated a willingness to assist management in the transition process due to vacancies after the Shareholder meeting, if necessary. In short, the Concerned Shareholder Nominees are focused on stabilizing and then restoring and maximizing Shareholder value through proper and effective oversight and financial accountability in executing the strategic plans for Helix. It is likely, given the decisions supported and made by the Current Board in recent months, that financing alternatives will have to be considered immediately to restore financial resources to Helix.
YOUR VOTE IS EXTREMELY IMPORTANT — PLEASE VOTE YOUR YELLOW PROXY TODAY

The Concerned Shareholders and the Concerned Shareholder Nominees have only one concern and one motivation and that is the creation of value for all Shareholders on a reasonable timeline and with financial accountability.
We Want and Need Your Support
We ask that you read the accompanying dissident proxy circular, and are confident that after you do, you will reach the same conclusion we have: it is time for Shareholders to change the composition of the Current Board by electing the Concerned Shareholder Nominees who will reinvigorate the board of directors of Helix and refocus the management on matters critical for Helix to realize its full potential and creating Shareholder value.
Regardless of the number of shares you own, your vote is extremely important to ensure change. Please refer to the instructions in the accompanying dissident proxy circular and sign, date and return the enclosed YELLOW proxy to Phoenix Advisory Partners prior to 5:00 p.m. (Eastern Time) on Wednesday, January 25th, 2012 — even if you have previously signed a form of proxy for management; a later dated YELLOW proxy will automatically revoke the earlier one.
We know there are many of you who feel the same way that we do. What we need now is for this support to manifest itself in proxy votes for the Concerned Shareholder Nominees. Vote your YELLOW proxy FOR fixing the number of directors at five (5), FOR the election of the Concerned Shareholder Nominees and FOR appointing KPMG LLP, Chartered Accountants, as auditors of the Company at the remuneration to be fixed by directors,. Time is short, so don’t delay.
If you have any questions regarding how to ensure your vote is recognized at the Shareholders meeting, or need assistance in completing your YELLOW proxy, please contact the proxy solicitation firm engaged by us, Phoenix Advisory Partners, as follows:
European Shareholders who have questions should contact Phoenix Advisory Partners by email at inquiries@phoenixadvisorypartners.com or by calling collect at 1-647-351-3085 x229.
North American Shareholders who have questions should contact Phoenix Advisory Partners by email at inquiries@ phoenixadvisorypartners.com or by calling toll-free at 1-800-254-9280.
Thank you for your consideration,
(signed) “Zbigniew Lobacz”
Zbigniew Lobacz, on behalf of the Concerned Shareholders of Helix BioPharma Corp.
YOUR VOTE IS EXTREMELY IMPORTANT — PLEASE VOTE YOUR YELLOW PROXY TODAY

YOUR VOTE IS EXTREMELY IMPORTANT — PLEASE VOTE YOUR YELLOW PROXY TODAY

NOTICE TO UNITED STATES SHAREHOLDERS
This solicitation of proxies is not subject to the requirements of Section 14(a) of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”). Accordingly, such solicitation is made in the United States with respect to securities of a Canadian foreign private issuer in accordance with Canadian corporate and securities laws and this proxy circular has been prepared in accordance with disclosure requirements applicable in Canada. Shareholders of Helix BioPharma Corp. (“Helix” or the “Company”) in the United States should be aware that such requirements are different from those of the United States applicable to proxy statements under the U.S. Exchange Act.
FORWARD-LOOKING STATEMENTS
Information included, attached to or incorporated by reference into this dissident proxy circular (“Circular”) may contain forward-looking statements. All statements, other than statements of historical fact, included or incorporated by reference in this Circular are forward-looking statements, including, without limitation, statements regarding activities, events or developments that Zbigniew Lobacz, ACM Alpha Consulting Management AG, ACM Alpha Consulting Management Est. and Andreas Kandziora (collectively, the “Concerned Shareholders”) expect or anticipate may occur in the future. These forward-looking statements can be identified by the use of forward-looking words such as “will”, “expect”, “intend”, “plan”, “estimate”, “anticipate”, “believe” or “continue” or similar words or the negative thereof and include statements concerning support for the Concerned Shareholders, the response to and outcome of the court application against the Concerned Shareholders, the implementation and timing of the Company’s business strategy, the plans and intentions for the future by the Concerned Shareholder Nominees (as defined below), the role for members of current management, transition plans and financing arrangements. The forward-looking statements are based on understandings and reasonable assumptions, beliefs, opinions and expectations of the Concerned Shareholders at the time they are made. There can be no assurance that the plans, intentions or expectations upon which these forward-looking statements are based will occur. We caution readers of this Circular not to place undue reliance on forward looking statements contained in this Circular, which are not a guarantee of performance and are subject to a number of uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include shareholder actions, court decisions, the timing of the Meeting (as defined below), actions by Helix, its management, members of the Current Board (as defined below), the Special Committee or the Chair of the Meeting, unexpected change of control consequences, the status of Helix’s assets, financial condition and corporate books and records, general economic and market conditions, changes in law, regulatory processes, actions of competitors, and the ability to implement business strategies and pursue business opportunities and financing alternatives after a state of uncertainty. Holders of common shares of Helix (“Shareholders”) are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Helix’s filings with applicable Canadian securities commissions, copies of which are available at www.sedar.com. We urge you to carefully consider those factors.
The forward-looking statements contained in this Circular are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this Circular are made as of the date of this Circular and the Concerned Shareholders undertake no obligation to publicly update such forward-looking statements to reflect new information, subsequent events or otherwise, except as required by law.
YOUR VOTE IS EXTREMELY IMPORTANT — PLEASE VOTE YOUR YELLOW PROXY TODAY

INFORMATION REGARDING HELIX
Unless otherwise noted, the information concerning Helix contained in this Circular has been taken from or is based upon publicly available documents or records on file with Canadian securities regulatory authorities and other public sources. Although the Concerned Shareholders have no knowledge that would indicate that any information contained herein taken from or based upon such documents, records and sources is untrue or incomplete, the Concerned Shareholders do not assume any responsibility for the accuracy or completeness of such information or for any failure by Helix to disclose material information which may affect the significance or accuracy of any such information. Information concerning Helix is available for review on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com. Helix’s registered office and head office are located at 305 Industrial Parkway South, Unit 3, Aurora, ON, L4G 6X7, Canada.
Unless otherwise indicated, all currency references in this Circular are to Canadian dollars.
CONCERNED SHAREHOLDERS PROXY CIRCULAR
This Circular and the accompanying YELLOW form of proxy are furnished to you in connection with the solicitation of proxies by and on behalf of the Concerned Shareholders to be used at the meeting of Shareholders, scheduled to be held at the Sheraton Parkway Toronto North, 600 Highway 7 East, Richmond Hill, Ontario, Canada on Monday, January 30, 2012 at 10:00 a.m. (Eastern Time), and at any and all adjournment(s) or postponement(s) thereof (the “Meeting”).
There are currently seven directors serving on the board of directors of Helix (the “Current Board”). Three members of the Current Board have been nominated by management for election at the Meeting (the “Management Nominees”). The Concerned Shareholders are soliciting YELLOW proxies and recommending Shareholders vote FOR:
(a)	a motion to fix the number of directors at five (5);
(b)	the election of the following nominees to the board of directors of Helix, namely:
(i)	William B. White;
(ii)	Robert Verhagen;

(iii)	Mario Gobbo;

(iv)	Marek Orlowski; and

(v)	Sebastian Szachowicz,
(collectively, the “Concerned Shareholder Nominees”) and;
(c)	the appointment of KPMG LLP, Chartered Accountants, as auditors for the Company at the remuneration to be fixed by the directors.
This solicitation of proxies is NOT made by or on behalf of management of Helix. Helix has previously caused to be forwarded to you a management proxy circular dated December 27, 2011 (the “Management Circular”) and a form of proxy (the “Management Proxy”, and together with the Management Circular, the “Management Meeting Materials”). The Concerned Shareholders urge you to discard the Management Proxy.
YOUR VOTE IS EXTREMELY IMPORTANT — PLEASE VOTE YOUR YELLOW PROXY TODAY

TIME IS OF THE ESSENCE — MAKE REAL AND MEANINGFUL CHANGES IN HELIX BY
VOTING YOUR YELLOW PROXY
IMPORTANT INFORMATION
If you support the Concerned Shareholder Nominees you must act quickly to complete the appropriate documents.
Seize this opportunity TO MAKE REAL AND MEANINFUL CHANGE and VOTE using only the
YELLOW form of proxy accompanying this Circular and disregard any other form of proxy.
Proxies must be received by no later than 5:00 p.m. (Eastern Time) on Wednesday, January 25th, 2012
in order to be voted at the Meeting.
See the section entitled “General Proxy Information” for additional information about the voting process.
If you have any questions or require any assistance in executing your proxy, please call Phoenix
Advisory Partners at:
North American Toll Free Number:
1-800-254-9280
Outside North America:
Please email inquiries@phoenixadvisorypartners.com or
Call Collect: 647-351-3085 x229
North American Toll Free Facsimile: 1-888-509-5907
YOUR VOTE IS EXTREMELY IMPORTANT — PLEASE VOTE YOUR YELLOW PROXY TODAY

BACKGROUND TO THE SOLICITATION
Members of the Concerned Shareholders have had a long history of cooperation, support and investment with Helix and its board and management starting before 2007 when Andreas Kandziora assisted members of the board and management of Helix in fending off a dissident group of Shareholders. Andreas Kandziora and ACM Alpha Consulting Management Est. (“ACM Est”) then entered into agreements with Helix to provide financial and investor relations services to Helix in Europe by finding investors to assist funding the product research and development being done by Helix. There were several rounds of private placement financings conducted by Helix in Europe between October 2006 and August 2010 with the assistance of Andreas Kandziora and ACM Est which provided funding to Helix in excess of $60 million. Mr. Lobacz, who is the most significant Shareholder of the Concerned Shareholders, owning 6,240,000 common shares and holding warrants to purchase an additional 6,240,000 common shares of Helix, participated in the private placements that closed on September 8, 2009 and was the sole subscriber for the private placement that closed on August 6, 2010.
However, progress on the product development for which the European funding had been raised was moving much slower than indicated publicly by Helix (see “Reasons for Solicitation”). Then in 2011, decisions were made by Helix management and supported by the Current Board to pursue a private placement in North America. The private placements in March 2011 into Canada and the United States for units comprised of common shares and common share purchase warrants were on substantially better terms than were previously offered to the European investors prior to that time. In particular, the pricing terms for the units were at a discount to market when European investors had invested at a premium to market and the term on the common share purchase warrants was for five years rather than three years previously offered to European investors. Separate concerns were raised by the European Shareholders about the terms of the private placement, which concerns were raised directly with Helix management by some Shareholders and through ACM Alpha Consulting Management AG (“ACM AG”) who was the asset portfolio manager for certain Shareholders and asked separately to express the concerns to management on behalf of certain other Shareholders. One item that was of concern for European Shareholders was the participation in the private placement by a member of the board and his related party for approximately 16% of the offering. Although management indicated they would address the concerns of the European Shareholders with respect to the private placement, there was no progress on the points raised to the satisfaction of Shareholders.
Mr. Lobacz was one of the European Shareholders who had concerns around the pace of development and lack of meaningful milestones at Helix and regarding the private placements in March 2011. He had invested over $14.5 million in Helix since 2009 and his investment had not appreciated to his satisfaction. In addition, the price of the Helix common shares were not consistently trading above the exercise price of Mr. Lobacz’s warrants and the first tranche of his warrants would expire with no value in September 2012 unless significant improvements in the share price were achieved. However, according to the announcements by Helix on July 25, 2011, there were significant delays in clinical studies and additional capital required. He became concerned about the potential for additional financings to be authorized by the Current Board and management without Shareholder approval or without offering pre-emptive or pro rata participation to current Shareholders. In Poland, the powers of the boards of directors with respect to financings using share capital of companies are typically more limited and often involve pre-emptive rights, shareholder approvals or applications to court for increases in share capital. Mr. Lobacz discovered that not only could private placements be completed by Helix in an amount up to 25% of the outstanding common shares at a discount to market prices but that the Current Board had the corporate authority to create preferred shares in priority to the common shares (without Shareholder approval) and had filed a shelf prospectus that would allow them to issue an additional US$75,000,000 of common shares, preferred shares, warrants or units under a prospectus to residents in Canada and the United States. Mr. Lobacz reviewed the performance of his investment in Helix and the decisions being made by the Current Board and decided to seek more representation on the Helix board of directors so as to have more directors on the board with an interest and understanding of the European investors’ concerns including, but not limited to, future financings and the importance of implementing the strategy of Helix product research and development on a reasonable timeline and with financial accountability to Shareholders. When Mr. Slawomir Majewski, Mr. Marek Orlowski and Ms. Veronika Kandziora agreed to be nominees on the board, he submitted a Shareholder proposal on August 3, 2011 (the “Proposal”) to Helix to seek that incremental representation on the board at the upcoming annual meeting of Shareholders.
YOUR VOTE IS EXTREMELY IMPORTANT — PLEASE VOTE YOUR YELLOW PROXY TODAY

Management of Helix sent a written request to Mr. Lobacz wishing to discuss the Proposal with him or his representative. Mr. Lobacz was not able to meet with management or the Current Board and was not comfortable with a telephone conversation given the fact that English is not his first language. Management of Helix requested that Mr. Lobacz provide them with a name of a representative who could then discuss his Proposal with them and on September 6, 2011, Mr. Lobacz requested that Ms. Kandziora represent his concerns and make decisions regarding the Proposal at a telephone meeting with management which occurred on September 13, 2011.
The Current Board and management appeared to be considering the concerns raised by Mr. Lobacz’s representative in the September telephone conference call and a subsequent meeting was arranged in Toronto for October 5, 2011. As it was a meeting to discuss whether a consensus could be reached as to the composition of the board for the upcoming annual meeting, Mr. Lobacz’s nominees to the board attended to meet and discuss with four members of the Current Board. ACM Est, the investor relations consultant of Helix in Europe, also attended the meeting to discuss certain matters that were being considered by Helix to improve relations with European Shareholders due to the concerns over the recent private placements by Helix. However, after the meeting on October 5, 2011, when consensus could not be reached, in the view of Mr. Lobacz, the Current Board and management appeared to commence avoidance and delay tactics.
Because of the delay in dealing with the matters to improve relations with European Shareholders and the continued resistance of the Current Board and management to the suggestions by Mr. Lobacz to call a Shareholder meeting in December to consider his Proposal for changes to the board, the Concerned Shareholders sent a formal request to Helix to requisition the Shareholder meeting. After the requisition was delivered on October 17, 2011, instead of continuing to work collaboratively with the Concerned Shareholders, the Current Board and management commenced what appears to the Concerned Shareholders to be typical defensive tactics such as allegations of wrongdoing and conspiracy and started to incur what appears to be significant corporate resources to engage in these tactics.
Mr. Lobacz has been up front with Helix and its Current Board and management about the motives with respect to his desire to seek incremental changes to the Helix board of directors and was not intent on changing the entire board of directors. If Mr. Lobacz or any of the Concerned Shareholders were conspiring to take “control” of Helix, by nominating a whole new slate of directors, they could have done so by way of a surprise stealth attack on the Current Board at the upcoming annual Shareholders’ meeting rather than through their attempts to make only incremental changes in conjunction with the Current Board and management.
The Concerned Shareholders became aware of communications by management and members of the Current Board and meetings with Shareholders in what appears to have been efforts by management and the Current Board to share their allegations and conspiracy theories in advance of an annual meeting of Shareholders. It was only after these activities by management and members of the Current Board did the Concerned Shareholders decide to approach other European Shareholders who had previously expressed concerns over the progress and decision making by the Current Board and management at Helix to see if they would be supportive of the initiatives of the Concerned Shareholders which had been made public by Helix in its press release on October 18, 2011.
The Concerned Shareholders approached eleven other Shareholders with a voting and support agreement and found that there was overwhelming support for the efforts of the Concerned Shareholders. On November 8, 2011, in compliance with applicable laws, the Concerned Shareholders announced that they had received firm commitments from individual Shareholders representing a majority of Helix shares in support of their initiative to make changes to the Helix board of directors. The Concerned Shareholders entered into voting and support agreements with eleven Shareholders representing an aggregate of 25,935,956 common shares of Helix which, together with the 7,887,720 common shares held by the Concerned Shareholders, represent 50% of the issued and outstanding shares of Helix. These Shareholders also hold warrants exercisable into an additional 6,415,000 Helix common shares, representing an additional 4% of Helix common shares assuming the warrants are exercised.
YOUR VOTE IS EXTREMELY IMPORTANT — PLEASE VOTE YOUR YELLOW PROXY TODAY

Over the course of the past five months, the Concerned Shareholders have made repeated efforts to rejuvenate the board of directors of Helix with an incremental change of three independent nominees which would enhance the strategic and governance skill set of the board of directors of Helix. These improvements have been resisted by the Current Board in their dismissal of the concerns raised by Mr. Lobacz and the Concerned Shareholders. Inexplicably, the Current Board chose to focus on what the Concerned Shareholders view as traditional defensive tactics of investigations and allegations of wrongdoing and conspiracy. Additionally, in the view of the Concerned Shareholders, the Current Board and management have taken steps to protect management and to entrench themselves on the board and incurred unnecessary expense on numerous advisors to assist with such tactics instead of listening to the concerns of the Concerned Shareholders and their supporters and agreeing to incremental changes to the board which would not trigger a change of control or result in extraordinary expenditures by Helix.
The Current Board set up a Special Committee of the board on November 16, 2011 to expend time and capital resources, in the view of the Concerned Shareholders, to direct attention away from the issues raised, and to resist the incremental changes being suggested, by the Concerned Shareholders. The Special Committee has made certain public announcements and filed a court application making certain allegations against members of the Concerned Shareholder group. These allegations will be fully and completely responded to in the context of the court application and, in the view of the Concerned Shareholders, have nothing to do with the election of directors by Shareholders.
The Current Board’s unwillingness to listen to valid concerns raised by a significant Shareholder group and to make incremental changes to the board and the indication that none of the incumbents are willing to act as directors on behalf of the Concerned Shareholders, has forced the Concerned Shareholders to solicit the support of all Shareholders to implement critical change of the entire board of directors. The Concerned Shareholders therefore have reached out to a group of five new nominees to the board of directors of the Helix, who the Concerned Shareholders believe have the necessary experience, expertise, perspective and independent motivation to successfully implement and execute Helix’s strategy and have better alignment with Shareholders’ interests.
REASONS FOR THIS SOLICITATION
In addition to the events of the last five months described in the “Background to the Solicitation”, the Concerned Shareholders are soliciting proxies to effect change in the entire board of directors of Helix because we believe the members of the Current Board:
•
Lack Urgency, Focus and Independence: the members of the Current Board have lost their sense of urgency and independence in directing the management of Helix and lack focus and oversight in executing on the strategic development and growth of Helix with financial accountability. It has taken the Current Board too long to commence clinical research and testing of Helix’s products and the steps which have been approved by the Current Board in the research and testing that has been undertaken by Helix has jeopardized the credibility of the clinical data and the future success of such products;

•
Make Promises for Governance Reform — Too Little; Too Late: the Current Board’s promises for corporate governance reform simply reinforce the problems with the current regime and are frankly, too little, too late. The failure of the Current Board to proactively address the need to reform its corporate governance policies prior to the Concerned Shareholders’ expressions of concern is evidence of its inability or lack of desire to critically evaluate and address its own shortcomings and to do what is in the best interests of Helix and its Shareholders. The Concerned Shareholders believe that it is obvious that the corporate governance reforms now being offered are solely in response to the realization by the Current Board and management that their jobs are in jeopardy;

YOUR VOTE IS EXTREMELY IMPORTANT — PLEASE VOTE YOUR YELLOW PROXY TODAY

•
Had Ineffective Capital and Financial Planning: the current members of the Current Board have not imposed sufficient financial accountability nor optimized capital allocation. Further, the Current Board has failed to complete financings or make other arrangements to ensure the continued development of Helix’s product line. In the view of the Concerned Shareholders, the Current Board unnecessarily listed Helix’s common shares in the United States, exposing Helix to an extra layer of regulation and costs without the benefits of additional capital injections or greater liquidity for Shareholders;

•
Have Added No Shareholder Value Growth: in the view of the Concerned Shareholders, the current leadership of Helix has failed to create any Shareholder value and in fact has destroyed Shareholder value, as evidenced by the steady decline of the trading price of Helix’s common shares on the Toronto Stock Exchange from $3.25 on March 28, 2011, the day Helix announced a $3.9 million private placement, to $1.75 on October 3, 2011, the day the Concerned Shareholders made a joint Schedule 13D filing with the U.S. Securities and Exchange Commission; and

•
Have Shown a Lack of Commitment to Shareholder Concerns: the nominees on the current slate for election by Helix management were not willing to work collaboratively with Shareholders who were expressing concerns over corporate governance and financing plans, nor were they willing to work with nominees that the Concerned Shareholders proposed which would have meant that a change of control of the board of Helix would not have been necessary. In the view of the Concerned Shareholders, members of the Current Board continue to make decisions that indicate they are too aligned with management and not with the interests of Shareholders, including by enriching management and the Current Board by triggering change of control payments and fully vesting the incentives in place for future growth. Instead of listening to valid issues raised by the Concerned Shareholders and their supporters and agreeing to incremental changes to the board of directors which would not trigger a change of control or result in extraordinary expenditures by Helix, the Concerned Shareholders believe that the Current Board has taken steps to protect management and to entrench themselves on the board.

The Current Board has lost its urgency in directing management and have a lack of independence, focus and oversight
It has taken the Current Board too long to commence clinical research and testing of Helix’s products and the steps which have been approved by the Current Board in the research and testing that has undertaken by Helix with respect to its primary product (L-DOS47) has jeopardized the credibility of the clinical data and the future success of such products.
For example, Helix first announced on January 16, 2008 that it had entered into an agreement to develop a packaging format for L-DOS47 to facilitate a clinical study of such drug. It was this product development which was most exciting for the European investors who participated in the private placements from 2006 to August 6, 2010.
On June 11, 2008, Helix announced that it anticipated that L-DOS47 would soon begin its Phase I clinical studies. More than a year later, on October 6, 2009, Helix announced in a press release a “deviation in manufacturing process, causing suspected contamination during fermentation” and that Helix anticipated filing its U.S. Phase 1 and Polish Phase I/II regulatory dossiers by July 31, 2010, and approval to begin a Phase I clinical study of L-DOS47 was not obtained from the relevant authorities in the U.S. and Poland until January and February 2011, respectively. This is more than three years after the announcement regarding the development package.
Furthermore, in press releases dated January 7, 2011 and February 24, 2011, the times at which the applications to the relevant authorities in the U.S. and Poland had been completed and approval for Phase I clinical studies of L-DOS47 was being received, Helix stated that the U.S. Phase I and Polish Phase I/II clinical studies of L-DOS47 were expected to be no less than 12 and 18 months, respectively. On July 25, 2011, without expressly citing the reasons why, Helix upwardly revised the minimum duration of these studies to 30 and 36 months, respectively.
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In the view of the Concerned Shareholders, there has been a lack of appropriate information being provided to Shareholders about the reasons for the delay in the clinical research and what is being done to ensure that the capital resources are being properly monitored to preserve the capital for such research. The Concerned Shareholders were astonished to read in the July 25, 2011 press release that Helix had committed funds necessary to initiate the Polish Phase I/II study but that it would need additional capital in order to see the studies through to completion. Many Shareholders invested in 2008 with the expectation and understanding that the proceeds would be used for the Polish research.
Furthermore, the Concerned Shareholders believe that the Current Board has allowed management to divert financial resources and attention from L-DOS47 during this time to carry out testing of Interferon Alpha-2b in patients with ano-gential warts without success and without explanation to Shareholders as to why this was considered by the Current Board and management to be an appropriate focus for a company of limited resources — was it based on proper market analysis or scientific studies as to the significant opportunities with the product? Was there a proper canvass at that time to determine the strategy for Interferon Alpha-2b or if partnership funding was available to share the risk? Without better explanations of the decision making and strategy, the Concerned Shareholders are left with the impression that it was a lack of focus and oversight by the Current Board to impose reasonable priorities and timelines for management that resulted in the inappropriate and ineffective testing of one of the Company’s products.
Given the delays in the clinical trials for L-DOS47 and the lack of success with the Interferon Alpha-2b for treatment of ano-genital warts, the Concerned Shareholders were also left with the impression that these failures are due to the lack of proper supervision and steering of the processes for research of these important products.
The Concerned Shareholder Nominees will bring a sense of urgency to Helix that clearly does not exist with the Current Board. The Concerned Shareholders believe that the long tenure of the non-independent directors has resulted in director apathy and lack of aggressive oversight of the management performance. Given the events of the last five months, it is apparent to the Concerned Shareholders that even incremental changes to the Current Board will not bring about a change which will give enhanced independence from management and change entrenchment priorities and affiliation to historical decision making and strategies. Incremental change will not give Helix a real and meaningful change in the focus and oversight in executing on the strategic development. Helix needs engaged and independent directors aligned more with Shareholder interests who will aggressively advance the strategic development of products and the business and hold management accountable for achieving this goal. The Concerned Shareholder Nominees will rejuvenate the board of directors, help sharpen the focus of Helix on the development and testing of its product line and intend to accelerate the pace of growth, all with a view of unlocking and enhancing Shareholder value.
Promises for Corporate Governance Reform — Too Little, Too Late
The Current Board has, in reaction to the concerns raised by the Concerned Shareholders, admitted that changes are necessary to its corporate governance practices and has proposed to make certain amendments to its corporate governance policies that reflect recommendations made to the Current Board by the Concerned Shareholders. For example, in their Management Circular, the Current Board has proposed a separation of the role of Chairman and Chief Executive Officer and reduced the number of management and non-independent directors. They have also proposed two new directors from Poland and a new nominee who they suggest is independent to management. However, the Concerned Shareholders, for the reasons mentioned throughout this circular, believe the two remaining non-management directors, as well as Mr. Schnarr, who worked with The Equicom Group when it had an investor relations arrangement with Helix under the current management, are not sufficiently independent of management or aligned with Shareholders’ interests to support the current slate of directors proposed by management. The voting procedures set out by the Current Board and management in the Management Meeting Materials have not allowed for the Concerned Shareholders to vote for individual nominees to the board even if certain nominees were acceptable to the Concerned Shareholders. The management nominees have been presented as one group in a slate vote, all or none.
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The Current Board’s promises for corporate governance reform simply reinforce the problems with the current regime and are frankly, too little, too late. The Concerned Shareholders have lost confidence in the priorities of the members of the Current Board and in their ability to protect Shareholders’ investment in Helix. Based on the events of the last five months, the Concerned Shareholders fear that any further actions, including any further financings or other transactions, negotiated by members of the Current Board will continue to lack focus and serve only to prolong or entrench the Current Board members and management rather than to support and steward the strategic development and growth of Helix in a reasonable timeframe. The Current Board continued to fail and be non-responsive to Shareholder concerns to proactively address the need to reform its corporate governance policies prior to the Concerned Shareholders’ expressions of concern is evidence in the minds of the Concerned Shareholders of its inability or lack of desire to critically evaluate and address its own shortcomings and to do what is in the best interests of Helix and its Shareholders. The Concerned Shareholders believe that it is obvious that these corporate governance reforms being offered now are solely in response to the realization by the Current Board and management that their jobs are in jeopardy.
Ineffective capital and financial planning
The Concerned Shareholders are concerned that Helix management has been expending capital without the appropriate oversight or accountability and therefore capital allocation has not been optimized. With the delays in clinical trials and product development without satisfactory explanation or meaningful successful milestones, the Concerned Shareholders believe the cumulative capital being spent over the last 4 years has been unacceptable.
Furthermore, given the events of the last five months, the Concerned Shareholders seriously question the decisions being made by the Current Board regarding the spending of financial resources on legal and accounting advisors and proxy solicitation fees in an apparent attempt to protect management and entrench their positions and majority influence on the board.
The Concerned Shareholder Nominees do not have any affiliation to management or to historical decision making practices or expectations. They will be able provide independent and new oversight on capital allocation and create an atmosphere of accountability before projects are undertaken or financial resources are expended to ensure the board of directors and management are focused on value creation rather than other priorities which may not be aligned with Shareholders’ interests.
Further, in the view of the Concerned Shareholders, the Current Board has failed to monitor the use of proceeds from past financings or to make arrangements for proper strategic financing plans to ensure the development of Helix’s product line within a reasonable timeline and with a reasonable cost of capital. Notwithstanding a strong Shareholder base in Europe, the Current Board supported the decision to list Helix’s shares in the United States in advance of any significant market demand or support from market participants, exposing Helix to an extra layer of regulation and costs without the benefits of significant additional capital injections or greater liquidity for Shareholders.
The Concerned Shareholder Nominees will bring substantial financial and capital markets experience to the board of directors of Helix. Proper and effective capital accumulation and allocation is one of the most important decisions for oversight and focus for a board of directors, especially for a small company in the biopharmaceutical industry. The Concerned Shareholder Nominees will implement strategies, together with the Concerned Shareholders and the Shareholders who support their efforts for change, to pursue financing plans to restore resources to Helix and then appropriately allocate capital to execute on a focused strategic plan for product development that they believe will maximize Shareholder value within a reasonable timeline.
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Current Leadership have Added No Shareholder Growth
The stock chart of Helix reveals that the Current Board has failed to create any Shareholder value since March 28, 2011 and, in the view of the Concerned Shareholders, the current leadership of Helix has failed to create any Shareholder value and in fact has destroyed Shareholder value, as evidenced by the steady decline of the trading price of Helix’s common shares on the Toronto Stock Exchange from $3.25 on March 28, 2011, the day Helix announced a $3.9 million private placement, to $1.75 on October 3, 2011, the day the Concerned Shareholders made a joint Schedule 13D filing with the U.S. Securities and Exchange Commission.
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Lack of Commitment to Shareholder Concerns.
The nominees on the current slate for election by Helix management were not willing to work collaboratively with Shareholders who were expressing concerns over governance and financing plans nor were they willing to work with nominees that the Concerned Shareholders proposed which would have meant that a change of control of the board of Helix would not have been necessary. In the view of Concerned Shareholders, members of the Current Board have made in the past and continue to make decisions that indicate they are too aligned with management and not with the interests of Shareholders including those mentioned elsewhere in this Circular dealing with the lack of oversight and accountability in the execution of the strategic plans of Helix. More recently the actions being taken by the Current Board since the Proposal was submitted by Mr. Lobacz has enriched the Current Board and management by triggering change of control payments and fully vesting the incentives in place for future growth.
The Current Board supported the replacement of Helix’s 2008 Stock Option Plan with the 2010 Equity Compensation Plan (the “2010 Plan”), which contains several mechanisms which favour management and the board of directors of Helix disproportionately. A proxy advisory firm providing corporate governance solutions to the global financial community did not support the 2010 Plan because:
•	the estimated Shareholder value transfer of the 2010 Plan of 8% exceeds the allowable cap for Helix of 7%;
•	the 2010 Plan permits unlimited discretionary non-employee directors participation; and
•
the amendment provision of the 2010 Plan, while complying with Toronto Stock Exchange regulations, does not adequately restrict the ability of the board of directors of Helix to amend the 2010 Plan without Shareholder approval.

The Management Circular indicates that Helix has determined that a change of control has already occurred and automatically vested all unvested options under the 2010 Plan. Helix and the Current Board did not have to make that determination and, in the view of the Concerned Shareholders, they made that determination to support and enrich management and the Current Board showing that they are not properly aligned with the interests of Shareholders. Under the 2010 Plan, the Current Board, through board committees, has the authority to “determine all questions arising in connection with the administration, interpretation and application of this Plan” and that all determinations made by the Committee “in good faith are final, conclusive and binding upon all Persons”. In the Management Circular, it is not clear whether the Current Board was involved in the determination that the entering into of the Voting and Support Agreements on November 7, 2011 have caused the “change of control” clause contained in the 2010 Plan to be triggered. The Management Circular indicates it was the Company that made that determination. If the Current Board had been providing proper oversight and made a determination in good faith and in the best interests of Helix, it is the Concerned Shareholders view, after consultation with legal advisors, that the interpretation of the provisions of the 2010 Plan could have been applied in a way that would not have resulted in immediate acceleration of the vesting of all the equity awards and an unexpected windfall to employees, management and the Current Board as well as the loss of the retention aspects of the awards for future growth.
The Concerned Shareholders believe that the primary agenda of the Current Board is to protect management and to entrench themselves in their positions on the board. They have demonstrated a failure to adequately consider the interests of Helix and its Shareholders when making their decisions. The Concerned Shareholders believe the Current Board and management has brought our company into a state of turmoil and uncertainty, diverting corporate resources on their entrenchment exercises and change of control entitlements. The Concerned Shareholders believe that the Special Committee established by the Current Board should have spent as much time investigating the activities of Helix’s Chief Executive Officer as those of its Shareholders.
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As further evidence of the lack of concern for the significant group of Shareholders in Europe which have provided significant capital to Helix, the Current Board and management have called the annual meeting and mailed the Management Circular on the last possible dates under Canadian securities and corporate laws notwithstanding the support of a majority of Shareholders resident in Europe to see changes to the board. Management and the Current Board are keenly aware that delivery of materials to Europe requires more time and the voting procedures for European investors are complex and often takes more time than the process and timing for North American investors. The Management Circular is dated December 27, 2011 with the information given therein as of December 20, 2011. It is of extreme concern to the Concerned Shareholders, that it has taken the Current Board and management until January 6, 2012 to have these materials available publicly and mailed to Shareholders.
The Concerned Shareholders and their supporters have lost all confidence in the members of the Current Board. The Concerned Shareholder Nominees offer Shareholders an opportunity for real and meaningful change. The Concerned Shareholder Nominees, namely William B. White, Robert Verhagen, Mario Gobbo, Marek Orlowski and Sebastian Szachowicz, have a broad range of experience and expertise in the biopharmaceutical and life sciences industry, public companies, corporate governance, corporate finance, capital markets, mergers and acquisitions and other matters that are critical in ensuring that Helix has the necessary leadership to steward and support the strategic development and growth of Helix.
ELECTION OF THE BOARD OF DIRECTORS OF HELIX
The Concerned Shareholder Nominees
The Concerned Shareholders propose to fix the number of directors of Helix at five (5) and that the persons named in the following table be nominated for election as directors of Helix. Each of the Concerned Shareholder Nominees, if elected, would hold office until the next annual meeting of Shareholders or until their successor is duly elected or appointed.
The table and notes below set out, in respect of each Concerned Shareholder Nominee, the name of each person proposed to be nominated for election as a director, the nominee’s present principal occupation, business or employment and each principal occupation, business or employment of each nominee for the previous five years and the number of Helix common shares beneficially owned by the nominee or over which the nominee or his associates exercises control or direction as of the date hereof. The statement as to share ownership, control and direction is, in each instance, based upon information furnished by the nominee.
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We urge you to carefully consider the qualifications of the Concerned Shareholder Nominees and how they can benefit Helix.

Number of Helix
Common Shares
Beneficially
Owned,
Controlled or
	Present Principal Occupation and Principal Occupation	Directed, Directly
Nominee(1)(2)	for the Previous Five Years	or Indirectly
William B. White Etobicoke, Ontario, Canada
Corporate director and partner of CBW Associates Inc., a management consulting and interim management firm; prior thereto, President of E.I. du Pont Canada Inc., with responsibility for leading all aspects of the E.I. du Pont de Nemours Company, a diversified global science company, in Canada (2006 to 2008).
Nil

Robert Verhagen Calgary, Alberta, Canada	Vice President, Business Development of Spectral Diagnostics Inc.; prior thereto, Senior Director, Corporate Development of MDS Inc. (2000 to 2006).	Nil

Mario Gobbo Chevy Chase, Maryland, United States
Corporate director and independent advisor to health care and medical devices companies on fund raising and strategy, including M&A; prior thereto, Managing Director of Natixis Bleichroeder, Inc. (2006 to 2009) and Head of Life Sciences Group of International Finance Corporation (2003 to 2006).
Nil

Marek Orlowski Warsaw, Poland	Consultant to Sanofi Aventis for portfolio development and globalization of brands; prior thereto, co-founder and director of Nepentes S.A. (1991 to 2010).	710,000

Sebastian Szachowicz Piaseczno, Poland and Thalwil, Switzerland
Financial Analyst and Investment Manager (family office) at Orsnet Sp. Zoo (Warsaw, Poland) and at Marsonero Ltd. (Cyprus) since 2008; prior thereto, Senior Relationship Manager at Fortis Banque (Swiss) Ltd. in Zurich, Switzerland (2006 to 2008) and Board Member, Private Venture at SINI-Richelieu Financial Services in Mont St-Hilaire, Quebec, Canada (2005 to 2008).
Nil
Notes:

1.
None of the Concerned Shareholder Nominees has been or is currently a director of Helix, nor have any of the nominees held any other position or office with Helix or any of its affiliates. Each of the Concerned Shareholder Nominees is qualified to be a director under the Canada Business Corporations Act.

2.	Each Concerned Shareholder Nominee has consented to being named as a nominee in this Circular.
Profiles of Concerned Shareholder Nominees
William B. White is a senior executive with broad global experience in leading businesses to deliver step change improvements in bottom line results. He has more than 30 years in business and corporate leadership. He has a wide variety of experiences in global business leadership roles. He is currently a partner with CBW Associates Inc. (“CBW Associates”), providing strategic advice and executive coaching on business growth, organizational improvement and business turnaround. Prior to joining CBW Associates, he was President of E.I. du Pont Canada (“DuPont Canada”) with responsibility for leading all aspects of the DuPont Company in Canada. While President of DuPont Canada, Bill was a member of the Canadian Council of Chief Executives and a member of the environmental policy task force, as well as the vice-chair of the Canadian Chemical Producers Association. He is a frequent speaker on business sustainability and the environment. While serving as Chairman of the Board and interim Chief Executive Officer of Afexa Life Sciences Inc., he led the separation of the Chairman and Chief Executive Officer roles and prepared for Chief Executive Officer succession to implement a new business strategy. From 2001 to 2006, he held several roles at the DuPont Company focused on corporate wide improvement. As Business Director for Global Marketing and Sales, he developed change strategy and led key elements of DuPont’s global initiative to redesign and implement step change improvement in Marketing, Sales and Innovation effectiveness. As Director of Consulting Solutions, he led the internal consulting function. He worked as a partner with business leaders developing both turnaround and growth strategies. As Business Director for Global Operations, he developed strategies and managed change in implementing the redesign of functional operations and manufacturing as streamlined and leveraged corporate functions.
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Mr. White has completed the Institute of Corporate Directors (ICD) Director Education Program. He serves on the advisory board for the Centre of Responsible Business at the Schulich School of Business, York University. He is also on the Board of Directors of MaRS, a leading non-profit organization supporting business entrepreneurs in commercialization of technology innovation in Canada. He is a graduate of Purdue University Engineering and chairs the Mechanical Engineering advisory council.
Robert Verhagen has more than 20 years of business development experience in the pharmaceutical and diagnostics industries, including experience working with small-cap biotechnology companies as well as multi-national corporations. He has extensive knowledge of corporate development and business planning including licensing arrangements, strategic alliances, partnerships, mergers and acquisitions, and subsidiary structuring as well as strategic planning experience in areas including pharmaceutical and medical devices product development, capital equipment and reagent markets and life sciences service lines.
Mr. Verhagen is currently the Vice President, Business Development of Spectral Diagnostics Inc., a company focused on the development and commercialization of key diagnostics in several disease areas, with particular emphasis on the combination of diagnostics and therapeutics in disease management, where he is responsible licensing and corporate strategic alliances, as well as Co-Chair of the Clinical Operations Committee, tasked with running a multi-national pivotal trial in Sepsis.
Between 2000 and 2006 he was Senior Director, Corporate Development of MDS Inc., where he created and launched a consortium of biotechnology and technology companies in genomics, proteomics, imaging and clinical development while leading the integration of acquired operations into the company. He has also held a senior position at SYNSORB Biotech, and founded and developed INH Technologies Inc., a life sciences company focused on drug discovery technologies, overseeing all aspects of growth, including financing, operations, management and business development, and ultimately negotiated the acquisition of the company by a large multi-divisional life sciences company, providing premium shareholder value for investors.
Mr. Verhagen holds an MBA and B.Sc (Spec), both from the University of Alberta.
Mario Gobbo, until recently was Managing Director for Health Care Capital Markets and Advisory with Natixis Bleichroeder. During the last three years, he secured initial public offerings for Jazz Pharmaceuticals and Biodel, and follow-on transactions for Natus, Biodel, Orexigen and Vanda, a PIPE for RXi and obtained two sell-side and one buy-side advisory mandates. He has over 27 years of banking and finance experience, which primarily spans pharmaceuticals and biotechnology and energy. He also was the Chief Operating Officer and served on the board of a small U.S. diagnostic health care start-up founded by two Johns Hopkins professors and has personally invested in several biotech companies.
While with International Finance Corporation, a World Bank Group institution dealing with private sector investments, his team completed several highly successful investments in Bharat Biotech, a vaccine and biologics manufacturer; Dabur Pharma, producing and exporting injectables for chemotherapy recently sold to Fresenius; a venture capital fund in India (APIDC Biotech) and another in China (BioChina); Bosnalijek, a generics manufacturer in Bosnia; Ocimum Biosolutions, an expanding Indian Contract Research Organization; ABE, a Kenyan firm extracting artemisinin, used in the preparation of anti-malaria drugs; and made a long term loan to the Chinese generic manufacturer, Fosun Pharma.
He also worked with Lazard Brothers in London where he created and managed their Central and Eastern European operations. Among others, he was retained by Pliva for their initial public offering, and Lek and Krka on acquisition opportunities. As a banker in London with Swiss Bank Corporation International Ltd., he was mandated by Serono, recently sold to Merck KGaA, on their initial public offering.
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He sits on the board of Ocimum Biosolutions from Hyderabad in India and CellPraxis, a Brazilian stem cell company and was on the board of Lazard Brothers. He holds a BA with a major in Organic Chemistry from Harvard College, an MSc in Biochemistry from the University of Colorado and a MBA, a Master of Business Economics and a PhD from the Wharton School of the University of Pennsylvania.
Marek Orlowski is currently a consultant for Sanofi-Aventis for portfolio development and globalisation of brands. Mr. Orlowski is the co-founder of the Polish pharmaceutical company, Nepentes S.A., which was acquired by Sanofi-Aventis in 2010. Mr. Orlowski’s experience at Nepentes S.A., from the time he co-founded it in 1991 until it was acquired by Sanofi-Aventis in 2010, includes extensive experience in all aspects of marketing, supervision of sales, creation of the company’s portfolio and development strategy. His responsibilities included the supervision of strategy of product placement on the market and research and development, the sale of a number of significant brands, creation of new products, and involvement in clinical trials of products. He negotiated distribution contracts and coordinated product launches in Eastern Europe, from Russia through to Poland to Romania.
He was also a member of the Management Board of Nepentes S.A. until 2010, where he was responsible for marketing, sales, portfolio creation, strategic development and research and development. His experience in this role at Nepentes S.A. included the listing of Nepentes S.A. onto the Warsaw Stock Exchange and negotiating its subsequent acquisition by Sanofi-Aventis.
Mr. Orlowski established and co-owned a direct marketing company, Pelargos Sp. z o.o., as well as a pharmaceutical company Mexigem Polska Sp. z o.o., which were both later acquired. He is a board member and Chief Executive Officer of Airway Medix Sp. z o.o., a Polish-Israeli company that produces ventilation assistance devices for intensive care units.
Mr. Orlowski holds a MD (Medical Director) degree from the Medical Academy of Warsaw.
Sebastian Szachowicz is a senior banker, professional strategist, financial analyst and investment manager with over 14 years of investment management experience. He is currently registering a wealth management boutique as a partner in Poland which will provide highly specialized asset management services to high net worth clients.
Mr. Szachowicz was previously a member of the board of Marsonero Ltd., a Cyprus investment company, and was a Financial Analyst at Orsnet Sp. Z o.o. in Poland. He was a Senior Relationship Manager at Fortis Banque (Suisse) Ltd. from 2006 to 2008, where he was responsible for newly acquired high net worth clients with an aggregate portfolio value of over CHF 150 million (or approximately Cdn $172.1 million based on the CHF/Cdn $ exchange rate of CHF 1.1472 per Cdn $ announced by the Bank of Canada on December 31, 2008), and he was in charge of investment management and strategy at KJ Jacobs AG from 2003 to 2005. As a Relationship Manager with Deutsche Asset Management Schweiz from 2000 to 2003, he was part of the Institutional Management team which managed CHF 32 billion (or approximately Cdn $33.4 billion based on the CHF/ Cdn $ exchange rate of CHF 1.0441 per Cdn $ announced by the Bank of Canada on December 31, 2003) in assets. He was a board member of SINI-Richelieu Financial Services, a Canadian financial intermediary company, from 2005 to 2008. In his more than 14 years of banking experience, which includes both asset and wealth management sales and family office investment environments, he has developed expertise in the private banking environment, linking business management with financial research abilities and client relationships.
Mr. Szachowicz holds a B.Comm in International Business Finance from the University of Alberta, a Canadian Securities Diploma from the Canadian Securities Institute and was a participant in the 5th cycle of the International Wealth Management Executive MBA Program at Carnegie Mellon University, Tepper School of Business.
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THE CONCERNED SHAREHOLDERS RECOMMEND VOTING ONLY THE YELLOW PROXY:
FOR Fixing the number of directors at five (5)
FOR The election of the Concerned Shareholder Nominees to the Helix board
FOR The appointment of KPMG LLP, Chartered Accountants
Proposed Plan for Helix
The Concerned Shareholders have had discussions with the Concerned Shareholder Nominees about Helix’s current situation and their willingness to put their names forward as nominees. In the course of those discussions, the plan of the Concerned Shareholder Nominees, if elected, is to undertake a full review of the management, operations, prospects and financial condition of Helix and then immediately launch into execution on the high priority items to appropriately address the delays and challenges created by the Current Board. We anticipate there will be a role for members of current management who are committed to the same vision of science research and execution on development on a reasonable timeline and with financial accountability which is in line with the interests of Shareholders and look forward to having discussions with management. There will be exceptional opportunities for those who understand that vision. If there are resignations from the management team, then the Concerned Shareholder Nominees have indicated a willingness to assist management in the transition process due to any such vacancies after the Meeting. In short, the Concerned Shareholder Nominees are focused on stabilizing and then restoring and maximizing Shareholder value through proper and effective oversight and financial accountability in executing the strategic plans for Helix. It is likely, given the decisions supported and made by the Current Board in recent months, that financing alternatives will have to be considered immediately to restore financial resources to Helix including research and development programs or strategic financing arrangements.
The Concerned Shareholders and the Concerned Shareholder Nominees have only one concern and one motivation and that is the creation of value for all Shareholders on a reasonable timeline and with financial accountability.
Among other things, if elected, the Concerned Shareholder Nominees will act quickly to consider:
•
Retaining or replacing management with the skills and experience necessary for successful continuation of the research and product development. The Concerned Shareholders fully support the appointment of Professor Kazimierz Roszkowski-Sliz as European Medical Director for Helix and welcome the opportunity to work with him in that new capacity where he will have more specific role of oversight of this critical research. In addition to being one of the Concerned Shareholder Nominees, if elected to the Helix board, Mr. White has offered to serve as Helix’s interim Chief Executive Officer, if necessary;

•	Implementing immediate oversight of the Steering Committee for Helix’s clinical studies of its lung cancer drug candidate L-DOS47;
•	Forming a committee of the board to review next steps with respect to Topical Interferon Alpha-2b and product development in the United States;
•
Considering the overall business plan for Helix, including strategic arrangements entered into by management and the previous Helix board and strategic alternatives for Helix in the short and longer terms;

•	Implementing new disclosure practices that provides better communication to all Shareholders about the decisions and business activities of Helix;
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•
Considering changes to By-law No. 1 of the Company to improve governance and procedures, including changes which would provide for a extraordinary majority approval at board meetings for certain items of business such as the issuance or repurchase of equity interests in the Company and agreements, transactions or other action regarding technology transfer or any joint venture or other similar transactions involving technology of the Company; and

•	Considering market penetration and opportunities in the European and North American capital markets to improve liquidity for Shareholders.
Fully recognizing, however, improvements to the strategic plan for Helix will be influenced by, and can only be finalized after, a detailed review of Helix’s operations and current financial situation by the Concerned Shareholder Nominees, which can only be undertaken when the new board of directors is in place and receives access to the requisite information about Helix.
The Current Board may cause a Change of Control
The Concerned Shareholders did not desire or intend to cause a change of control of Helix and are not contemplating any complete change to the management of Helix. If the Concerned Shareholders were in fact trying to take “control” of Helix, they could have done so by way of a surprise attack on the Current Board at the upcoming annual Shareholders’ meeting rather than through their attempts to make only incremental changes in conjunction with the Current Board and management. Now, because of the continued resistance of those parties to the reforms suggested by the Concerned Shareholders, the Current Board and management has brought our company into a state of turmoil and uncertainty, spending corporate resources on what the Concerned Shareholders believe are entrenchment exercises and triggering change of control entitlements which are not aligned with Shareholders’ interests.
The Current Board’s unwillingness to listen to the valid concerns raised by a significant Shareholder group and to make incremental changes to the board has forced the Concerned Shareholders to solicit the support of all Shareholders to implement critical change to the entire board of directors. This will have consequences to Helix as a result of the employment agreements and the 2010 Plan implemented by the Current Board as outlined in the Management Circular under “Statement of Executive Compensation — Termination and Change of Control Benefits”.
Additional Information
The Concerned Shareholders do not expect that any of the Concerned Shareholder Nominees will be unable to stand for election to the Helix board of directors or to serve as a director if elected. In the event that a vacancy in the slate of the Concerned Shareholder Nominees should occur unexpectedly, the Concerned Shareholders may appoint a substitute candidate selected by them.
To the knowledge of the Concerned Shareholders, none of the Concerned Shareholder Nominees or any of their respective associates or affiliates (i) has had a material interest, direct or indirect, in any transaction since the beginning of Helix’s most recently completed financial year or in any proposed transaction that has materially affected or will materially affect Helix or any of its affiliates, or (ii) has any material interest in any matter to be acted upon at the Meeting (other than in respect of their ownership of securities of Helix described elsewhere in this Circular) other than the election of directors.
To the knowledge of the Concerned Shareholders, none of the Concerned Shareholder Nominees is or has been indebted to Helix or any of its subsidiaries at any time since the beginning of Helix’s most recently completed financial year or which have indebtedness to another entity which is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding by Helix or any of its subsidiaries.
YOUR VOTE IS EXTREMELY IMPORTANT — PLEASE VOTE YOUR YELLOW PROXY TODAY

Arrangements with the Concerned Shareholder Nominees
There are no formal agreements, arrangements or understandings between the Concerned Shareholders and any of the Concerned Shareholder Nominees.
Composition of the Audit Committee
The Concerned Shareholders expect that if the Concerned Shareholder Nominees are elected to the Helix board of directors at the Meeting, William B. White, Mario Gobbo and Sebastian Szachowicz will be appointed to the Audit Committee. These individuals are “independent” and “financially literate” as required by applicable securities laws.
Corporate Cease Trade Orders, Penalties, Sanctions or Bankruptcies
To the knowledge of the Concerned Shareholders, none of the Concerned Shareholder Nominees (or a personal holding company of such person) (i) is or has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; (ii) is or has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director; (iii) is or has been in the last ten years, a director, chief executive officer or chief financial officer of any company that: (a) was subject to a cease trade order or similar order or an order that denied the company access to any exemption under securities legislation that was in effect for a period of more than 30 consecutive days, that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or (b) was subject to a cease trade order or similar order or an order that denied the company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; (iv) is or has been in the last ten years, a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or (v) has in the last ten years become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings. arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold such person’s assets.
HOW THE CONCERNED SHAREHOLDERS WILL VOTE
The representatives of the Concerned Shareholders named in the enclosed YELLOW form of proxy intend, unless instructed otherwise, to cast the votes represented by each such proxy FOR the election of the Concerned Shareholder Nominees to the Helix board of directors.
INTEREST IN MATERIAL TRANSACTIONS AND FUTURE ARRANGEMENTS
None of the Concerned Shareholders, and to the knowledge of the Concerned Shareholders, none of their directors or officers, or any associate or affiliate of any such parties, has had any material interest, direct or indirect, in any transaction since the beginning of Helix’s last completed financial year or in any proposed transaction that has materially affected or will materially affect Helix or any of its affiliates other than as disclosed in this Circular.
None of the Concerned Shareholders, and to the knowledge of the Concerned Shareholders, none of their directors or officers, or any associate or affiliate of any such parties, has any contract, arrangement or understanding with another person with respect to future employment by Helix or any of its affiliates, or future transactions to which Helix or any of its affiliates will or may be a party. Other than as disclosed in this Circular, to the knowledge of the Concerned Shareholders, there are no contracts, arrangements or understandings between any of the Concerned Shareholder Nominees and any other person pursuant to which such nominees are to be elected as directors of Helix.
YOUR VOTE IS EXTREMELY IMPORTANT — PLEASE VOTE YOUR YELLOW PROXY TODAY

None of the Concerned Shareholders, and to the knowledge of the Concerned Shareholders, none of their directors and officers, or any associate or affiliate of any such parties, has any material interest in any matter to be acted upon at the Meeting (other than in respect of their ownership of securities of Helix described elsewhere in this Circular) other than the election of directors.
GENERAL PROXY INFORMATION
Solicitation of Proxies
This circular is furnished by the Concerned Shareholders in connection with the solicitation by them and on their behalf of proxies for use at the Meeting scheduled to be held at the Sheraton Parkway Toronto North, 600 Highway 7 East, Richmond Hill, Ontario, Canada on Monday, January 30th, 2012 at 10:00 a.m. (Eastern Time), and at any and all adjournment(s) or postponement(s) thereof.
Proxies may be solicited by mail, telephone, fax or other electronic means and in person, as well as by newspaper or other media advertising.
In addition, the Concerned Shareholders have retained Phoenix Advisory Partners to assist in the solicitation of proxies. The Concerned Shareholders will pay fees estimated at up to $110,000. The costs incurred in the preparation and mailing of this Circular and the solicitation will be borne by the Concerned Shareholders. However, the Concerned Shareholders intend to seek reimbursement from Helix of its out-of-pocket expenses, including proxy solicitation expenses and legal fees, incurred in connection with the Meeting.
No person is authorized to give information or to make any representations other than those contained in this Circular and, if given or made, such information or representations must not be relied upon as having been authorized to be given or made.
Record Date and Voting Shares
Helix established December 2, 2011 (the “Record Date”) as the record date for determining Shareholders entitled to notice of the Meeting. Each Shareholder is entitled to one vote for each Helix common share registered in his or her or its name as of the close of business on the Record Date. According to the Management Circular, as at the Record Date, 67,216,942 Helix common shares were issued and outstanding.
Appointment and Revocation of Proxies
The persons named as proxyholders in the enclosed YELLOW form of proxy are William B. White or failing him, Marek Orlowski. YOU MAY REVOKE A PROXY ALREADY GIVEN PURSUANT TO MANAGEMENT’S SOLICITATION OF PROXIES BY COMPLETING AND DELIVERING THE ENCLOSED YELLOW FORM OF PROXY. A later dated YELLOW form of proxy revokes any and all prior proxies given by you in connection with the Meeting.
YOUR VOTE IS EXTREMELY IMPORTANT — PLEASE VOTE YOUR YELLOW PROXY TODAY

Shareholders should carefully complete and sign their proxies in accordance with the instructions contained in this Circular and on the YELLOW proxy in order to ensure that their proxies can be used at the Meeting. Completed and executed proxies should be returned in accordance with the instructions on the YELLOW form of proxy.
Proxies received by Phoenix Advisory Partners in accordance with the foregoing will be delivered to Helix or its transfer agent in time for use at the Meeting.
IN ORDER TO BE VOTED AT THE MEETING, YOUR PROXY MUST BE RETURNED PRIOR TO 5:00 P.M. (EASTERN TIME) ON WEDNESDAY, JANUARY 25th, 2012. DUE TO THE LIMITED TIME AVAILABLE WE RECOMMEND FAXING BACK OR VOTING BY INTERNET AS THE PREFERRED METHOD.
FOR ASSISTANCE IN VOTING YOUR YELLOW PROXY, PLEASE CALL:
North American Toll Free Number:
1-800-254-9280
Outside North America:
Please email inquiries@phoenixadvisorypartners.com or
Call Collect: 647-351-3085 x229
If you have already given a proxy, you have the right to revoke it as to any matter on which a vote has not already been cast pursuant to the authority conferred by that proxy and may do so: (i) by delivering another properly executed YELLOW form of proxy hearing a later date and depositing it with Phoenix Advisory Partners or by faxing such form of proxy to them; (ii) by depositing an instrument in writing revoking the proxy and properly executed by you or by your attorney authorized in writing, or, if the shareholder is a corporation, by a duly authorized officer or attorney of such corporation (A) at the principal business office of Helix, 305 Industrial Parkway South, Unit 3, Aurora, ON, L4G 6X7, Canada at any time up to and including the business day immediately preceding the day of the Meeting, or any adjournment(s) or postponement(s) thereof. at which the proxy is to be used, or (B) with the Chairman of the Meeting on the day of the Meeting or any adjournment(s) or postponement(s) thereof; or (iii) in any other manner permitted by law. As noted above, you may also revoke a proxy already given pursuant to management’s solicitation of proxies by completing and delivering the accompanying YELLOW form of proxy to Phoenix Advisory Partners.
YOUR VOTE IS EXTREMELY IMPORTANT — PLEASE VOTE YOUR YELLOW PROXY TODAY

VOTE YOUR YELLOW PROXY
TIME IS SHORT. We urge you to seize this opportunity for change. Use only the enclosed YELLOW form of proxy to vote your shares
FOR Fixing the number of directors at five (5)
FOR The election of the Concerned Shareholder Nominees to the Helix board
FOR The appointment of KPMG LLP, Chartered Accountants
DUE TO THE LIMITED TIME AVAILABLE, WE RECOMMEND FAXING BACK OR VOTING BY
INTERNET WHERE AVAILABLE AS THE PREFERRED METHOD.
PLEASE DISCARD ANY PROXY YOU HAVE RECEIVED OR MAY RECEIVE FROM THE MANAGEMENT
OF HELIX — USE ONLY THE YELLOW PROXY
FOR ASSISTANCE, PLEASE CALL:
North American Toll Free Number:
1-800-254-9280
Outside North America:
Please email inquiries@phoenixadvisorypartners.com or
Call Collect: 647-351-3085 x229
Voting Of Helix Shares Represented By Proxy and Exercise of Discretion
The Helix common shares represented by the enclosed YELLOW proxy will be voted on any ballot at the Meeting or any adjournment(s) or postponement(s) thereof, and where you specify a choice with respect to any matter to be acted upon, the Helix common shares will be voted in accordance with your specification so made.
In the absence of such specification, Helix common shares represented by the enclosed YELLOW form of proxy will be voted FOR fixing the number of directors at five (5), FOR the election of the Concerned Shareholders Nominees and FOR the appointment of KPMG LLP, Chartered Accountants, as auditors of the Company at the remuneration to be fixed by the directors. The person appointed under the proxy is conferred with discretionary authority (which they will exercise in accordance with their best judgement) with respect to amendments of those matters specified in the proxy and with respect to any other matters which may properly be brought before the Meeting or any adjournment(s) or postponement(s) thereof. The Concerned Shareholders are not currently aware of any such amendment, variation or other matter.
YOUR VOTE IS EXTREMELY IMPORTANT — PLEASE VOTE YOUR YELLOW PROXY TODAY

Registered Shareholders
If you are a registered Shareholder of Helix (meaning your Helix common shares are held by you directly and not by your broker or other intermediary), you should follow the procedures set out in the enclosed YELLOW form of proxy and as set out below. As a registered Shareholder, you likely received a form of proxy with the Management Circular and you received a second proxy form (in YELLOW) with this Circular. Even if you have already submitted the form of proxy that accompanied the Management Circular, you may submit the YELLOW form of proxy enclosed with this Circular. Your later dated YELLOW form of proxy will automatically revoke the proxy that you have previously submitted.
In order to vote FOR the election of the Concerned Shareholder Nominees to the Board of Directors, you should do the following:
1.
Complete the YELLOW form of proxy enclosed by marking “FOR” fixing the number of directors at five (5); the election of the Concerned Shareholder Nominees and the appointment of KPMG LLP, Chartered Accountants, as auditors of the Company; and

2.
Sign and date the YELLOW form of proxy and fax it back to the number indicated on the YELLOW form of proxy. In order to ensure that your vote is returned prior to the deadline, we recommend that you return your proxy by fax.

If you support voting FOR the election of the Concerned Shareholder Nominees to the Board of Directors, then SIGN, DATE AND RETURN ONLY THE YELLOW PROXY.
A registered Shareholder has the right to appoint a person, who need not be a Shareholder, other than the persons named in the YELLOW form of proxy accompanying this Circular, as proxyholder to attend and act for and on behalf of such Shareholder at the Meeting and may exercise such right by striking out the names of the persons named in the YELLOW form of proxy and inserting the name of the person to be appointed as proxyholder in the blank space provided on the YELLOW form of proxy.
Advice to Non-Registered Shareholders
Only registered holders of Helix common shares, or the persons they appoint as their proxies, are permitted to attend and vote at the Meeting. However, in many cases, Helix common shares beneficially owned by a holder (a “Non-Registered Holder”) are registered either:
(a)
in the name of an intermediary that the Non-Registered Holder deals with in respect of the shares. Intermediaries include banks, trust companies, securities dealers or brokers, and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans; or

(b)	in the name of a depository (such as CDS Clearing and Depository Services Inc. or “CDS”).
In accordance with Canadian securities law, Helix will have distributed copies of the Management Meeting Materials to the depositories and intermediaries for onward distribution to Non-Registered Holders. The Concerned Shareholders will do the same with this Circular, the YELLOW form of proxy and any other related meeting materials unless a Non-Registered Holder has waived the right to receive them. Intermediaries are required to forward all meeting materials to Non-Registered Holders.
Generally, Non-Registered Holders who have not waived the right to receive meeting materials will receive either a voting instruction form or, less frequently, a form of proxy. The purpose of these forms is to permit Non-Registered Holders to direct the voting of the shares they beneficially own. Non-Registered Holders should follow the procedures set out below, depending on which type of form they receive.
(a)
YELLOW Voting Instruction Form. In most cases, a Non-Registered Holder will receive, as part of the meeting materials, a voting instruction form that must be completed and signed by the Non-Registered Holder in accordance with the directions on the voting instruction form.

YOUR VOTE IS EXTREMELY IMPORTANT — PLEASE VOTE YOUR YELLOW PROXY TODAY

(b)
Form of Proxy. Less frequently, a Non-Registered Holder will receive, as part of the meeting materials, a YELLOW form of proxy that has already been signed by the intermediary (typically by a facsimile, stamped signature) which is restricted as to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise uncompleted. In this case, the Non-Registered Holder who wishes to submit a YELLOW proxy should properly complete the YELLOW proxy and submit it by FAX to the number located on the YELLOW proxy.

Should a Non-Registered Holder wish to attend and vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Holder), the Non-Registered Holder should strike out the names of the persons named in the proxy received from the Intermediary and insert the Non-Registered Holder or such other person’s name in the blank space provided or, in the case of a voting information form, follow the corresponding instructions on the form. In any case, Non-Registered Holders should carefully follow the instructions of their Intermediary, including those regarding when and where the proxy (or voting information form) is to be delivered.
A Non-Registered Holder may revoke a proxy or voting instruction form which has been given to an Intermediary by written notice to the Intermediary. In order to ensure that an Intermediary acts upon a revocation of a proxy or voting instruction form, the written notice should be received by the Intermediary well in advance of the Meeting.
Advice to European Non-Registered Shareholders
If a European Non-Registered Holder wishes to have its shares voted under the YELLOW proxy, that Shareholder must instruct its intermediary to do so and instruct them to vote your Helix common shares using the YELLOW proxy for the Concerned Shareholder Nominees. Alternatively, your broker can obtain a Concerned Shareholder 12-digit control number which will allow you to vote at www.proxyvote.com. A European Non-Registered Holder may be able to give those instructions over the phone, or by e-mail. Forms are available in languages other than English which can be used to give instructions to your intermediary. Request these forms by emailing Phoenix Advisory Partners at inquiries@phoenixadvisorypartners.com.
Many European intermediaries are inexperienced in ensuring that voting instructions are properly carried out and transmitted to Canada on a timely basis. You can communicate to Phoenix Advisory Partners that you have provided instructions to your intermediary by sending an email to inquiries@phoenixadvisorypartners.com. Phoenix Advisory Partners will then contact the intermediary to assist and encourage the intermediary to take action promptly.
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
According to the Management Circular, as of December 20, 2011, 67,216,942 Helix common shares were issued and outstanding. Each Helix common share entitles the holder thereof to one vote on all matters to be acted upon at the Meeting. The Record Date for determination of Shareholders entitled to receive notice of the Meeting has been fixed by Helix at December 2, 2011.
As at the date of this Circular, to the knowledge of the Concerned Shareholders, no person beneficially owns, directly or indirectly, or exercises control or direction over, Helix common shares carrying more than 10% of the voting rights attached to all issued and outstanding Helix common shares, except as set out in the Management Circular.
YOUR VOTE IS EXTREMELY IMPORTANT — PLEASE VOTE YOUR YELLOW PROXY TODAY

INFORMATION ABOUT THE CONCERNED SHAREHOLDERS
The following table contains information with respect to the Concerned Shareholders:

		Number of Helix Common
		Shares Beneficially Owned,
	Principal Occupation or	Controlled or Directed, Directly
Name and Address	Employment	or Indirectly(1)
ACM Alpha Consulting Management AG Sihleggstrasse 23, CH-8832 Wollerau, Switzerland	Provides asset management services to investors relating to investments in the biopharmaceutical sector.	580,620

ACM Alpha Consulting Management Est. St. Markusgasse 22, FL-9490 Vaduz, Liechtenstein	Provides consulting services to investors relating to investments in the biopharmaceutical sector.	1,004,100

Andreas Kandziora St. Markusgasse 22, FL-9490 Vaduz, Liechtenstein	President of ACM Alpha Consulting Management Est.	63,000

Zbigniew Lobacz UL Kosynierow 27, PL-84230 Rumia, Poland	Retired.	12,480,000	(2)
Note:
1.
The U.S. and Canadian beneficial ownership reporting regimes each have their own separate tests for determining a person’s beneficial ownership of securities. These different tests may result in different beneficial ownership reporting outcomes in the United States and Canada. For example, Rule 13d-5 under the U.S. Exchange Act, provides that when two or more persons agree to act together for the purpose of acquiring, holding, voting or disposing of equity securities of an issuer, the group formed thereby shall be deemed to have acquired beneficial ownership, for purposes of Sections 13(d) and (g) of the U.S. Exchange Act, as of the date of such agreement, of all equity securities of that issuer beneficially owned by any such persons, subject to certain limited exceptions. Two or more persons who may be “acting jointly or in concert” under applicable Canadian securities laws, however, are not similarly deemed to beneficially own or exercise control or direction over the other person’s shares in such circumstances.

Canadian securities law is very particular about defining when a party is acting jointly or in concert for purposes of triggering take-over bid, early warning and other requirements. For example, section 91(1)(b) of the Ontario Securities Act (the “OSA”) explicitly states that a party is presumed to be acting jointly or in concert with an offeror if the party, as a result of an agreement or understanding with the offeror, intends to exercise jointly or in concert with the offeror any voting rights attached to any securities of the offeree issuer. The OSA does not, however, provide that an offeror is deemed to beneficially own or exercise control or direction over the other party’s shares in such circumstances. That is, parties presumed to be acting jointly or in concert are not deemed to beneficially own or exercise control or direction over the other party’s shares under applicable Canadian securities laws as is the case under the U.S. Exchange Act.
2.
Includes 6,240,000 warrants convertible into common shares of Helix. 1,710,000 of such warrants may be exercised to purchase 1,710,000 common shares of Helix at a price of $2.05 per common share, and 4,530,000 of such warrants may be exercised to purchase 4,530,000 common shares of Helix at a price of $2.43 per common share.

YOUR VOTE IS EXTREMELY IMPORTANT — PLEASE VOTE YOUR YELLOW PROXY TODAY

Voting and Support Agreements
The Concerned Shareholders entered into voting and support agreements dated November 8, 2011 with the following 11 Shareholders representing an aggregate of 25,935,956 Helix common shares: Sylwester Cacek, Slawomir Majewski, Andrzej Bernady, Marek Zielinski, Jan Bankiel, Piotr Grzegorzewski, Daniel Laske, Elzbieta Sobiech, Wojciech Hajduk, and Izabela Flejsierowicz. According to the terms of the voting and support agreements, the parties thereto agreed that they would cause all Helix common shares held by such parties to be counted as present at the Meeting and vote all Helix common shares beneficially held by such parties in accordance with the recommendations of the Concerned Shareholders set out in this Circular.
Finder’s Agreement
ACM Est received a fee in the amount of Cdn $1,697,656.25 pursuant to a Finder’s Agreement dated July 1, 2009 between Helix and ACM Est (the “Finder’s Agreement”), relating to Helix’s European private placement on September 8, 2009 of 6,625,000 units at Cdn $2.05 per unit. Pursuant to the Finder’s Agreement, the fee received by ACM Est represented 12.5% of the proceeds of the September 2009 private placement.
ACM Est also received a fixed monthly amount of CHF 30,000 to cover all of its reasonable out-of-pocket expenses. For the period from July 1, 2009 to December 31, 2009, ACM Est received a total of CHF 180,000 (or approximately Cdn $181,926 based on the CHF/Cdn $ exchange rate of CHF 1.0107 per Cdn $ announced by the Bank of Canada on December 31, 2009) in such payments from Helix.
The Finder’s Agreement terminated on December 31, 2009.
Financial and Investor Relations Agreements
ACM Est received additional fees of Cdn $1,375,987.50 pursuant to an Amended and Restated Financial and Investor Relations Agreement dated June 28, 2010 between Helix and ACM Est. (the “Financial and Investor Relations Agreement”), relating to the Helix’s European private placement on August 6, 2010 of 4,530,000 units at Cdn $2.43 per unit. Pursuant to the Financial and Investor Relations Agreement, the fees received by ACM Est represented 12.5% of the proceeds of the August 2010 private placement. ACM Est also received a fixed monthly amount of CHF 30,000 to provide investor relations services on behalf of Helix. The Financial and Investor Relations Agreement terminated on December 31, 2010.
Helix and ACM Est entered into a Second Amended and Restated Financial and Investor Relations Agreement dated January 28, 2011 (the “Second Financial and Investor Relations Agreement”). Under the terms of the Second Financial and Investor Relations Agreement, ACM Est received a fixed monthly amount of CHF 30,000 to provide investor relations services on behalf of Helix. The Second Financial and Investor Relations Agreement was terminated by Helix effective October 20, 2011.
For the period from August 1, 2010 to September 30, 2011, ACM Est received a total CHF 420,000 (or approximately Cdn $482,160 based on the CHF/Cdn $ exchange rate of CHF 1.1480 per Cdn $ announced by the Bank of Canada on September 30, 2011) in fixed monthly payments pursuant to the Financial and Investor Relations Agreement and the Second Financial Investor Relations Agreement.
YOUR VOTE IS EXTREMELY IMPORTANT — PLEASE VOTE YOUR YELLOW PROXY TODAY

ADDITIONAL INFORMATION
Unless otherwise specified in this Circular, information set forth herein is as of January 13, 2012. Additional information in respect of the Meeting and Helix is contained in the Management Meeting Materials. Information regarding executive compensation, management contracts, securities authorized for issuance under equity compensation plans and indebtedness of directors and executive officers of Helix is not known to the Concerned Shareholders and is not reasonably within the power of the Concerned Shareholders to obtain. Accordingly, reference is made to the Management Circular for such information.
Additional information concerning Helix, including Helix’s comparative financial statements and management’s discussion and analysis for its most recently completed financial year, is also available for review on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.
YOUR VOTE IS EXTREMELY IMPORTANT — PLEASE VOTE YOUR YELLOW PROXY TODAY

CERTIFICATE
Information contained herein, unless otherwise indicated, is given as of the date hereof. The contents and sending of this Circular has been approved by Zbigniew Lobacz, on behalf of, and with the authority of each of the Concerned Shareholders.
January 13, 2012

(signed) “Zbigniew Lobacz”
Zbigniew Lobacz,
on behalf of, and with the authority of each
of the Concerned Shareholders
YOUR VOTE IS EXTREMELY IMPORTANT — PLEASE VOTE YOUR YELLOW PROXY TODAY

TIME IS OF THE ESSENCE-MAKE REAL AND MEANINGFUL CHANGE BY
VOTING YOUR YELLOW PROXY
The Concerned Shareholders ask fellow Shareholders to...
Vote your YELLOW proxy FOR fixing the number of directors at five (5)
Vote your YELLOW proxy FOR the election of the Concerned Shareholder Nominees to the Helix board
Vote your YELLOW proxy FOR the appointment of KPMG LLP, Chartered Accountants
To ensure your vote is counted, completed YELLOW proxies must be received NO LATER than 5:00 p.m. on Wednesday, January 25th, 2012.
REGISTERED SHAREHOLDERS

If you are a registered Shareholder (your share certificate is registered in your name):
FAX: complete, date, sign and return your YELLOW proxy to Phoenix Advisory Partners at 647-351-3176 or North American toll-free 1-888-509-5907; or
MAIL: complete, date, sign and return your YELLOW proxy in the enclosed return envelope; or

INTERNET: scan and email your

YELLOW proxy to: inquiries@phoenixadvisorypartners.com
BENEFICIAL SHAREHOLDERS
If you are a beneficial Shareholder (your shares are held by a bank, broker or other intermediary), only vote your YELLOW proxy by following the instructions below and located on the voting instruction form provided by your bank or broker.
Canadian Beneficial Holders:
INTERNET: visit www.proxyvote.com and enter your 12 digit control number located on the enclosed voting instruction form; or
TELEPHONE: call 1-800-474-7493 and provide your 12 digit control number located on the enclosed voting instruction form; or
FAX: fax your voting instruction form to 905-507-7793 or toll free to 1-866-623-5305 in order to ensure that your vote is received before the deadline.
U.S. Beneficial Holders:
INTERNET: visit www.proxyvote.com and enter your 12 digit control number located on the enclosed voting instruction form; or
TELEPHONE: call 1-800-454-8683 and provide your 12 digit control number located on the enclosed voting instruction form.
International Beneficial Holders:
Follow the instructions on your YELLOW voting instruction form. If you did not receive the YELLOW voting instruction form, contact your broker and instruct them to vote your Shares using the YELLOW proxy for the Concerned Shareholders Nominees. Alternatively, your broker can obtain a Concerned Shareholder 12-digit control number which will allow you to vote at www.proxyvote.com.
If you or your broker have any questions or requires assistance in voting your proxy, please contact Phoenix at inquiries@phoenixadvisorypartners.com
YOUR VOTE IS EXTREMELY IMPORTANT — PLEASE VOTE YOUR YELLOW PROXY TODAY

TIME IS OF THE ESSENCE -MAKE REAL AND MEANINGFUL CHANGE BY
VOTING YOUR YELLOW PROXY
WE URGE YOU TO DISREGARD ANY PROXY SENT TO YOU BY
HELIX’S MANAGEMENT. EVEN IF YOU HAVE VOTED A MANAGEMENT PROXY, YOU HAVE
THE RIGHT TO CHANGE YOUR VOTE.
A LATER DATED YELLOW PROXY SUBMITTED REPLACES YOUR PREVIOUS VOTE.
PROXIES MUST BE RECEIVED NO LATER THAN WEDNESDAY, JANUARY 25th, 2012 AT 5:00 P.M.
(EASTERN TIME). PLEASE ENSURE THAT YOU SIGN AND DATE YOUR PROXY.
If you have any questions or require any assistance in executing your proxy, please call Phoenix
Advisory Partners at:
North American Toll Free Number:
1-800-254-9280
Outside North America:
Please email inquiries@phoenixadvisorypartners.com or
Call Collect: 647-351-3085 x229
North American Toll Free Facsimile: 1-888-509-5907
YOUR VOTE IS EXTREMELY IMPORTANT — PLEASE VOTE YOUR YELLOW PROXY TODAY

YELLOW	YELLOW
FORM OF PROXY — Registered Shareholders
THIS YELLOW FORM OF PROXY IS SOLICITED BY OR ON BEHALF OF THE CONCERNED SHAREHOLDERS and not by or on behalf of management of Helix BioPharma Corp. (“Helix” or the “Company”), and should be read in conjunction with the accompanying Concerned Shareholders Proxy Circular dated January 13, 2012 for the Annual Meeting of Shareholders of Helix to be held at Sheraton Parkway Toronto North, 600 Highway 7 East, Richmond Hill, Ontario, Canada on January 30, 2012 at 10:00 am, Eastern Time, and at any adjournment(s) or postponement(s) thereof (the “Meeting”).
THIS YELLOW PROXY MUST BE RECEIVED PRIOR TO 5:00 P.M. (EASTERN TIME) ON WEDNESDAY, JANUARY 25, 2012
PLEASE SEE INSTRUCTIONS ON REVERSE
The undersigned shareholder(s) of Helix hereby appoint(s) William B. White or failing him, Marek Orlowski, or instead of either of the foregoing,                     , as the proxyholder of the undersigned (the “Proxy Nominee”), to attend and act for and on behalf of and to vote all of the common shares of the Company owned or held by the undersigned at the Meeting, with full power of substitution and with all the powers that the undersigned could exercise with respect to the said shares if personally present and with authority to vote at the said proxyholder’s discretion except as otherwise specified herein and to vote and act in said proxyholder’s discretion with respect to any amendments or variations of those matters referred to herein and with respect to any other matters which may properly be brought before the Meeting or any adjournment(s) or postponement(s) thereof.
Without limiting the general authorization and powers conferred hereby, the undersigned hereby instructs the said proxyholder to vote the common shares of the Company represented by this YELLOW proxy as indicated below and hereby revokes any proxy previously given.

THE CONCERNED SHAREHOLDERS RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE ITEMS SET OUT IN 1 to 3 BELOW.
1.	Fixing the Number of Directors — Ordinary resolution fixing the number of directors of the Company at five (5).

FOR	Withhold

☐	☐
2.
Election of Directors — The election of the following nominees, being the Concerned Shareholders slate of nominees, to serve as the directors of the Company until the next annual meeting of the shareholders of the Company or until their successors are duly elected or appointed: William B. White; Robert Verhagen; Mario Gobbo; Marek Orlowski; and Sebastian Szachowicz.

FOR	Withhold

☐	☐
3.
Appointment of Auditors — Ordinary resolution that KPMG LLP, Chartered Accountants, be appointed as auditor of the Company at a remuneration to be fixed by the directors, as more particularly described in the Company’s Information Circular dated December 27, 2011.

FOR	Withhold

☐	☐
Authorized Signature(s) — This section must be completed for your instructions to be executed. The undersigned authorizes you to act in accordance with my/our instructions set out above. The undersigned hereby revokes any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this YELLOW proxy will be voted in the discretion of the proxyholder, as he or she may deem fit.

Signature(s) of Shareholder(s) (and title if applicable):	AFFIX LABEL HERE

Phone number:

Date:

YELLOW	YELLOW
INSTRUCTIONS FOR COMPLETION OF THE YELLOW PROXY FOR THE ANNUAL MEETING OF HELIX BIOPHARMA
CORP. TO BE HELD ON MONDAY, JANUARY 30, 2012
YOU MUST ACT QUICKLY FOR YOUR VOTE TO COUNT — THIS YELLOW PROXY MUST BE RECEIVED NO LATER THAN 5:00 P.M. (EASTERN TIME) ON WEDNESDAY, JANUARY 25, 2012
FAX OR MAIL YOUR YELLOW PROXY TODAY
1.	THIS PROXY IS SOLICITED BY OR ON BEHALF OF THE CONCERNED SHAREHOLDERS. See the accompanying Concerned Shareholders Proxy Circular dated January 13, 2012 for more detailed information.

2.
You have the right to appoint a proxyholder other than the persons designated by the Concerned Shareholders, who need not be a shareholder, to attend and act on your behalf at the Meeting. If you wish to appoint a person or company other than the persons designated in this YELLOW proxy, please insert the name of your chosen proxyholder in the space provided (see reverse).

3.
This YELLOW proxy, to be valid, must be signed and dated by a shareholder or by his or her attorney authorized in writing or, where a shareholder is a corporation, by a duly authorized officer or attorney of the corporation. If a proxy is executed by an attorney for an individual shareholder, or by an attorney of a corporate shareholder not under its common seal, the instrument so empowering the attorney, or a notarial copy thereof, must accompany the proxy instrument.

4.	This YELLOW proxy should be signed in the exact manner as the name appears on the YELLOW proxy.

5.	If this YELLOW proxy is not dated, it will be deemed to bear the date on which it is delivered to the transfer agent.

6.
The common shares represented by this YELLOW proxy will be voted or withheld from voting in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted upon, the common shares will be voted accordingly. This YELLOW proxy confers discretionary authority on the proxyholder to vote as they see fit in respect of each matter set forth herein if no choice is specified and in respect of any amendments or variations of those matters referred to herein or with respect to any other matters which may properly be brought before the Meeting or any adjournment(s) or postponement(s) thereof. If you do not direct your vote in respect of any matter, the proxyholders designated by the Concerned Shareholders in this YELLOW proxy will vote FOR each of the items 1 to 3.

7.
This YELLOW proxy, to be effective, must be received by Phoenix Advisory Partners by no later than 5:00 p.m. (Eastern Time) on Wednesday, January 25, 2012. Accordingly, you are urged to sign, date and return by fax (at the fax numbers specified below) your proxy so that it is received at the address specified below as soon as possible. In the case of any adjournment(s) or postponement(s) of the Meeting, your proxy must be received by no later than 72 hours (excluding Saturdays, Sundays and holidays) before the time of such reconvened meeting so that it can be delivered to Helix’s registrar and transfer agent to be used at the reconvened meeting.

YOU SHOULD COMPLETE THIS PROXY EVEN IF YOU HAVE ALREADY COMPLETED A HELIX PROXY.

8.
Please sign, date and return your proxy today (i) by fax (at the applicable number specified below) or (ii) by mail to the address specified in the enclosed envelope or by delivery to Phoenix Advisory Partners, 20 Toronto Street, Suite 830, Toronto, Ontario, M5C 2B8.

TIME IS OF THE ESSENCE — FAX OR MAIL YOUR YELLOW PROXY TODAY!
PLEASE ENSURE THAT YOU SIGN AND DATE THE YELLOW PROXY
If you have any questions or require assistance in voting your YELLOW proxy, please contact Phoenix at:
North American Toll Free Number: 1-800-254-9280
Outside North America: Please email inquiries@phoenixadvisorypartners.com or
Call Collect: 647-351-3085 x229
Facsimile: 647-351-3176
North American Toll Free Facsimile: 1-888-509-5907

Vote For Real And Meaningful Change To The Helix Board
Vote The Yellow Proxy
For The Concerned Shareholder Nominees
William B. White, Robert Verhagen, Mario Gobbo, Marek Orlowski and Sebastian Szachowicz (collectively, the “Concerned Shareholder Nominees”) have a broad range of experience and expertise in the biopharmaceutical and life sciences industry, public companies, corporate governance, corporate finance, capital markets, mergers and acquisitions and other matters that are critical for Helix BioPharma Corp. (“Helix”) to realize its full potential. The Concerned Shareholders believe that, once elected, the Concerned Shareholder Nominees will be catalysts in reversing the continual negative path of Helix and will be in a position to create value for all Helix shareholders. This table accompanying and supplementing the proxy circular prepared by the Concerned Shareholders dated January 13, 2012 provides biographies for each of the Concerned Shareholder Nominees. We invite and urge you to read the Concerned Shareholders’ circular for how they can benefit Helix and your investment in Helix.

Nominee and Residency	Present Principal Occupation and Principal Occupation for the Previous
Five Years
William B. White Etobicoke, Ontario, Canada	Corporate director and partner of CBW Associates Inc., a management consulting and interim management firm; prior thereto, President of E.I. du Pont Canada Inc., with responsibility for leading all aspects of the E.I. du Pont de Nemours Company, a diversified global science company, in Canada (2006 to 2008).

Robert Verhagen Toronto, Ontario, Canada(1)	Vice President, Business Development of Spectral Diagnostics Inc.; prior thereto, Senior Director, Corporate Development of MDS Inc. (2000 to 2006).

Mario Gobbo Chevy Chase, Maryland, United States	Corporate director and independent advisor to health care and medical devices companies on fund raising and strategy, including M&A; prior thereto, Managing Director of Natixis Bleichroeder, Inc. (2006 to 2009) and Head of Life Sciences Group of International Finance Corporation (2003 to 2006).

Marek Orlowski Warsaw, Poland	Consultant to Sanofi Aventis for portfolio development and globalization of brands; prior thereto, co-founder and director of Nepentes S.A. (1991 to 2010).

Sebastian Szachowicz Piaseczno, Poland and Thalwil, Switzerland	Financial Analyst and Investment Manager (family office) at Orsnet Sp. Zoo (Warsaw, Poland) and at Marsonero Ltd. (Cyprus) since 2008; prior thereto, Senior Relationship Manager at Fortis Banque (Swiss) Ltd. in Zurich, Switzerland (2006 to 2008) and Board Member, Private Venture at SINI-Richelieu Financial Services in Mont St-Hilaire, Quebec, Canada (2005 to 2008).
(1) Mr. Verhagen, a native of Calgary, Alberta, Canada, as identified in the circular, currently resides in Toronto, Ontario, Canada.